                                                                   November 2002

                                 BLACKROCK, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS

INTRODUCTION

         BlackRock, Inc. and its subsidiaries (including BlackRock Financial
Management, Inc., BlackRock Institutional Management Corporation, BlackRock
Advisors, Inc., BlackRock Capital Management, Inc., BlackRock International,
Ltd., BlackRock (Japan), Inc., BlackRock Asia Limited, and BlackRock
Investments, Inc. (collectively, "BlackRock" or the "Company")) have maintained a reputation for conducting their business activities in the highest ethical and professional manner. Indeed, BlackRock's reputation for integrity is one of its most important assets and has been instrumental in its business success. Each
BlackRock employee - whatever his or her position - is responsible for continuing to uphold these high ethical and professional standards.

         This Code of Business Conduct and Ethics covers a wide range of business activities, practices and procedures. It does not cover every issue that may arise in the course of BlackRock's many business activities, but it sets out basic principles designed to guide employees of BlackRock. All of our employees must conduct themselves in accordance with this Code, and seek to avoid even the appearance of improper behavior.

         Any employee who violates the requirements of this Code will be subject to disciplinary action. If you are in a situation which you believe may violate or lead to a violation of this Code, you should follow the guidelines described in Section 13 of this Code.

1.       COMPLIANCE WITH LAWS AND REGULATIONS

         BlackRock's business activities are subject to extensive governmental regulation and oversight. In particular, as an investment adviser and sponsor of investment companies and other investment products, BlackRock is subject to regulation under the Investment Advisers Act of 1940, the Investment Company Act
of 1940, various securities laws, ERISA, and the Commodity Exchange Act, as well as the laws and regulations of certain jurisdictions within and outside the U.S.
In addition, BlackRock is subject to regulation and oversight, as a public company, by the Securities and Exchange Commission and the New York Stock
Exchange and, as an affiliated company of The PNC Financial Services Group,
Inc., ("PNC") the Federal Reserve Board and the Office of the Comptroller of the
Currency.

         It is, of course, essential that BlackRock comply with the laws and regulations applicable to its business activities. Although not all employees are expected to know the details of these laws and regulations, it is important for each employee to know enough about them to determine when to seek advice from supervisors and BlackRock's Legal Department.

         To assist in this effort, BlackRock has provided to all employees its
Compliance Manual and various policies and procedures which provide guidance for complying with these

laws and regulations. In addition, the Company holds information and training sessions, including annual compliance meetings conducted by BlackRock's Legal
Department, to assist employees in achieving compliance with the laws and regulations applicable to BlackRock and its activities.

         In addition, as a public company, BlackRock is required to file periodic reports with the SEC. It is BlackRock's policy to make full, fair, accurate, timely and understandable disclosure in compliance with applicable rules and regulations in all periodic reports required to be filed by the
Company.

2.       STATEMENT OF PRINCIPLES

         Employees of BlackRock are subject to the Statement of Principles
("Statement of Principles") adopted by PNC and these Principles are hereby incorporated by reference into this Code. The Statement of Principles provides guidance for handling a wide range of ethical, legal and compliance matters. Any questions regarding the application of the Statement of Principles to particular matters should be directed to the General Counsel of BlackRock.

3.       CONFLICTS OF INTEREST

         A potential "conflict of interest" may arise under various circumstances. A potential conflict of interest may arise when a person's private interest interferes in some way with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company.
Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest.

         Potential conflicts of interest also arise when a BlackRock employee works in some manner for a competitor, client or vendor. Thus, you are not allowed to work for a competitor as a consultant or board member, except as approved by BlackRock's General Counsel. In addition, potential conflicts of interests may arise between the interests of BlackRock on the one hand and the interests of one or more of its clients on the other hand. As an investment adviser and fiduciary, BlackRock has a duty to act solely in the best interests of its clients and to make full and fair disclosure to its clients.

         Conflicts of interest may not always be clear-cut, so if you have a question, you should consult your supervisor, the Company's General Counsel or another member of the Legal Department. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or a member of the BlackRock Legal
Department.

4.       INSIDER TRADING

         Employees who have access to confidential information about BlackRock, our clients or issuers in which we invest client assets are not permitted to use or share that information for stock trading purposes or for any other purpose except the proper conduct of our

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business. All non-public information about BlackRock or any of our clients or issuers should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal.

         In this regard, BlackRock has adopted the BlackRock Insider Trading
Policy and the BlackRock Employee Investment Transaction Policy. Under the
Employee Investment Transaction Policy, BlackRock employees are required to pre-clear all transactions in securities (except for certain exempt securities such as mutual funds and treasury bills). In addition, BlackRock employees are subject to PNC's policies and procedures regarding transactions in PNC's securities. These policies provide employees with specific procedures and guidance regarding trading of BlackRock's and PNC's securities. If you have any questions regarding the use of confidential information or any of the above securities trading policies, please consult a member of BlackRock's Legal
Department.

5.       CORPORATE OPPORTUNITIES

         Employees, officers and directors are prohibited from taking for themselves personal opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of
Directors or, in some cases, the General Counsel. No employee may use corporate property, information, or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

6.       COMPETITION, FAIR DEALING AND GRATUITIES

         We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Misappropriating proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and deal fairly with the Company's clients, vendors and competitors. No employee in the course of conducting BlackRock's business should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

         The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with clients or vendors. No gift or entertainment should ever be offered, given, provided or accepted by any BlackRock employee, family member of an employee or officer unless it: (i) is not a cash gift, (ii) is consistent with customary business practices, (iii) is not excessive in value (not more than $150), (iv) cannot be construed as a bribe or payoff and (v) does not violate any laws or regulations. Additional guidance regarding gifts and gratuities is contained in the Compliance Manual and BlackRock's Policy
Regarding Entertainment and Gifts. Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

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7.       DISCRIMINATION AND HARASSMENT

         The diversity of BlackRock's employees is a tremendous asset. BlackRock is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. In particular, it is BlackRock's policy to comply with the law by affording equal opportunity to all qualified applicants and existing employees without regard to race, religion, color, national origin, sex, age (over 40), disability, status as a Vietnam-era veteran or any other basis that would be in violation of any applicable ordinance or law. All personnel actions, including but not limited to recruitment, selection, hiring, training, transfer, promotion, termination, compensation, and benefits conform to this policy. In addition, BlackRock will not tolerate harassment, bias or other inappropriate conduct on the basis of race, color, religion, national origin, sex, disability, age (over 40), status as a Vietnam-era veteran or any other basis by a manager, supervisor, employee, customer, vendor or visitor that would be in violation of any applicable ordinance or law. BlackRock's Equal Opportunity Policy and other employment policies are available on the Company's internal website.

8.       RECORD-KEEPING

         The Company requires honest and accurate recording and reporting of information in order to conduct its business and to make responsible business decisions. In addition, since BlackRock is engaged in a variety of financial services activities and is a public company, it is subject to extensive regulations regarding maintenance and retention of books and records.

         Generally, all of BlackRock's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to BlackRock's system of internal controls.

         Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is proper, ask your supervisor or the Finance Department. BlackRock's
Employee Expense Reimbursement Policies and Procedures are available from the
Finance Department and on the Company's internal website.

         Business records and communications often become public, and employees should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company's record retention policies. Finally, in the event of litigation or governmental investigations, please consult BlackRock's Legal Department regarding any specific record-keeping requirements or obligations.

9.       CONFIDENTIALITY

         Generally, BlackRock employees must maintain the confidentiality of confidential information entrusted to them by the Company or its clients, except when disclosure

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is authorized by the Legal Department or required by laws or regulations.
Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its clients, if disclosed. It also includes information that clients and other parties have entrusted to us.
The obligation to preserve confidential information continues even after employment ends. All employees of BlackRock have signed a Confidentiality and
Employment Policy which sets forth specific obligations regarding confidential information. Any questions regarding such Policy or other issues relating to confidential information, should be directed to a member of the Legal
Department.

10.      PROTECTION AND PROPER USE OF BLACKROCK ASSETS

         All employees should endeavor to protect BlackRock's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the
Company's profitability. Any suspected incident of fraud or theft should be immediately reported to your supervisor or a member of the Legal Department for investigation. Company technology, equipment or other resources should not be used for non-Company business, though incidental personal use may be permitted.

         The obligation of employees to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy, and it could also be illegal and result in civil and/or criminal penalties.

11.      PAYMENTS TO GOVERNMENT PERSONNEL

         The U.S. Foreign Corrupt Practices Act prohibits offering or giving anything of value, directly or indirectly, to officials of foreign governments, foreign political candidates or foreign political parties in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country or secure any improper advantage.

         In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S.
government of a gift, favor or other gratuity in violation of these rules would not only violate BlackRock's policy but could also be a criminal offense.
Various state and local governments, as well as foreign governments, have similar rules regarding gratuities and payments.

         Additionally, U.S. federal, state, and local law as well as foreign laws govern contributions to political candidates and parties, as well as the employment of former governmental personnel. Guidance regarding political contributions is contained in the Compliance Manual and BlackRock's Policy
Regarding Political Contributions and Gifts to Public Officials.

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12.      DRUGS AND ALCOHOL

         The Company prohibits the use, possession or distribution of illegal drugs by employees while working for BlackRock. Also, the Company prohibits any use of alcohol by employees that might affect their fitness for duty or job performance, the operations of the Company, and/or their security or safety or that of others. All newly hired employees must submit to a drug screening test on a timely basis and must pass it in order to be employed by BlackRock. A current employee may also be asked to submit to and pass drug screening and alcohol detection tests under certain circumstances.

13.      WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

         Any waiver of this Code for executive officers or directors may be made only by BlackRock's Board of Directors or a committee of the Board and will be promptly disclosed as required by law or stock exchange regulation.

14.      REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

         Employees should talk to supervisors, managers or members of
BlackRock's Legal Department about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. In addition, employees of BlackRock may utilize (on an anonymous basis if desired)
a hotline (1-866-785-9753) maintained by PNC for reporting ethical or compliance violations. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations of misconduct.

         The General Counsel of BlackRock will report material violations of this Code or the policies and procedures referenced herein to the Board of
Directors of BlackRock (or a committee thereof), to the Chief Executive Officer of BlackRock or to the Audit Committee of PNC's Board of Directors.

15.      COMPLIANCE PROCEDURES

         We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

o        Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

o        Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, seek guidance before acting.

o        Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

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o        Discuss the issue with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor's responsibility to help solve problems.

o        Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it locally with your office manager, your Human Resources manager or a member of BlackRock's Legal Department. If you prefer to write, address your concerns to your Human Resource manager or the
         General Counsel of BlackRock, as appropriate.

o        You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

o        Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

16.      ACKNOWLEDGEMENT

            Each employee of BlackRock is required to sign a written
acknowledgement that he or she has received a copy of this Code, has carefully read the Code and will abide by its terms. A violation of this Code by an employee of BlackRock may be cause for significant sanctions including termination of employment.

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